Exhibit 99.1

PRESS RELEASE

	Contact:	Donald Fleming
Senior Vice President
Chief Financial Officer
For release at 4:30 p.m
on July 17, 2003.	Contact #:	(718) 697-2813

ANNOUNCEMENT:	STATEN ISLAND BANCORP INC. INCREASES QUARTERLY CASH DIVIDEND BY 8%

Staten Island, New York – Staten Island Bancorp, Inc. (NYSE: SIB), (the “Company”), announced today that it’s Board of Directors declared a cash dividend of $0.14 per share on the Common Stock of the Company, an increase of $0.01 or 7.7% from the cash dividend paid for the first quarter of 2003. The dividend will be payable August 13, 2003 to the stockholders of record at the close of business on July 29, 2003.

Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, three full service branches in Brooklyn, New York and 15 full service branches in New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage in 42 states. On June 30, 2003, Staten Island Bancorp had $7.1 billion in total assets and $618.8 million of stockholders’ equity.

For information on our Company please visit our website at www.sibk.com.